PROSPECTUS SUPPLEMENT
(To Prospectus dated August 8, 1995)      [WFC LOGO of stagecoach
                                        pulled by team of horses]

                         $2,335,000,000

                      Wells Fargo & Company

 Medium-Term Notes and Subordinated Medium-Term Notes, Series B
        Due from 9 Months to 12 Years from Date of Issue
                   ---------------------------

         Wells Fargo & Company (the "Company") is offering by this Prospectus Supplement two series of notes, its Medium-Term Notes ("Senior Notes") and Subordinated Medium-Term Notes, Series B ("Subordinated Notes") (together, the "Notes") in an aggregate principal amount of up to $2,335,000,000 or the equivalent thereof in other currencies or composite currencies, subject to possible reduction as a result of the sale of other debt securities or preferred stock of the Company. See "Description of Medium-Term Notes" and "Plan of Distribution." Senior Notes will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company and Subordinated Notes will be subordinated as described under "Description of Notes-Subordination of Subordinated Notes" in the Prospectus to which this Prospectus Supplement relates. Unless otherwise indicated in the applicable Pricing Supplement to this Prospectus Supplement (a "Pricing Supplement"), the Interest Payment Dates for Fixed Rate Notes will be each April 1 and October 1. Interest Payment Dates for Floating Rate Notes will be set forth in the applicable Pricing Supplement. Each Note will mature on a day from 9 months to 12 years from the Original Issuance Date (as defined herein), as set forth on the face of such Note, and may be subject to optional redemption by the Company, or obligate the Company to redeem or purchase such Note pursuant to a sinking fund or analogous provisions or at the option of the holder thereof, in each case as indicated in the applicable Pricing Supplement. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

         Each Note will be issued only in fully registered form and will be represented by either a Global Security (as defined herein) registered in the name of The Depository Trust Company, as Depositary (a "Book-Entry Note") or a nominee of the Depositary, or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, the records maintained by the Depositary's participants. Except as described in "Description of Medium-Term Notes-Book-Entry Notes," owners of beneficial interests in Book-Entry Notes will not be entitled to receive Notes in definitive form and will not be considered the holders thereof.

          The specific designation, ranking as senior or subordinated debt, aggregate principal amount, interest rate or interest rate formula, if any, issue price, Earliest Redemption Date, if any, Stated Maturity and any additional information for each Note will be established by the Company at the Original Issuance Date of such Note and will be indicated in an accompanying Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the Notes, except Zero- Coupon Notes, will bear interest at a fixed rate or at a rate or rates determined by reference to LIBOR, the Treasury Rate, the Commercial Paper Rate, the Prime Rate, the CD Rate, the CMT Rate, the Federal Funds Effective Rate, or the Eleventh District Cost of Funds Rate (each as defined herein), as adjusted by a Spread and/or Spread Multiplier (each as defined herein), if any is applicable to such Notes. Zero-Coupon Notes will be issued at a discount from the principal amount payable at maturity thereof, but holders of Zero-Coupon Notes will not receive periodic payments of interest on such Notes. Payment of principal of the Subordinated Notes may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company or Wells Fargo Bank, National Association (the "Bank"). There is no right of acceleration in the case of a default in the performance of any covenant with respect to the Subordinated Notes, including a default in the payment of interest or principal.

                   ---------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED
              OR DISAPPROVED BY THE SECURITIES AND
                EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE
              SECURITIES AND EXCHANGE COMMISSION OR
             ANY STATE SECURITIES COMMISSION PASSED
                  UPON THE ACCURACY OR ADEQUACY
         OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS
             TO WHICH IT RELATES. ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE UNSECURED DEBT OBLIGATIONS OF WELLS FARGO & COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
INSTRUMENTALITY.


==============================================================================================================
                           PRICE                     AGENTS'                          PROCEEDS TO
                          TO PUBLIC(1)             COMMISSIONS(2)                      COMPANY(2)(3)
--------------------------------------------------------------------------------------------------------------

Per Note............          100%                   .125%-.625%                      99.875%-99.375%
--------------------------------------------------------------------------------------------------------------
Total(4).............     $2,335,000,000         $2,918,750-$14,593,750         $2,332,081,250-$2,320,406,250
==============================================================================================================

(1) Unless otherwise specified in a Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) The Company will pay Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc. (including its affiliate Lehman Government Securities Inc.), Morgan Stanley & Co. Incorporated or Salomon Brothers Inc (the "Agents") a commission ranging from .125% to .625% of the principal amount of any Note, depending on maturity, sold through such Agent. The Company also may sell Notes to any Agent for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The Company has agreed to indemnify the Agents against certain liabilities, including certain liabilities under the Securities Act of 1933.

(3) Assuming that the Notes are issued at 100% of principal amount and before deducting expenses payable by the Company estimated at $1,802,000.

(4) Or the equivalent thereof in other currencies or composite currencies.




                   ---------------------------

     The Notes may be offered by the Company through the Agents, each of which has agreed to use best efforts to solicit offers to purchase the Notes. The Company also may sell Notes to any Agent acting as principal for resale to one or more purchasers. The Notes may also be sold by the Company or an affiliate of the Company directly to purchasers on behalf of the Company in those jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Company or any Agent, if it solicits such offer, may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution."

                   ---------------------------
Merrill Lynch & Co.
     CS First Boston
         Goldman, Sachs & Co.
              Lehman Brothers
                   Morgan Stanley & Co. Incorporated
                        Salomon Brothers Inc

                   ---------------------------
   The date of this Prospectus Supplement is August 24, 1995.

IN CONNECTION WITH THIS OFFERING, ANY AGENT MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OR OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                DESCRIPTION OF MEDIUM-TERM NOTES

GENERAL

                  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Notes set forth under the heading "Description of Notes" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus.

                  At the option of the Company, the Notes may be issued as Medium-Term Notes which constitute senior debt securities ("Senior Notes") and as Subordinated Medium-Term Notes, Series B which constitute subordinated debt securities ("Subordinated Notes") (together the "Notes"). The Senior Notes, an additional $1,279,325,000 of which have been previously issued under separate Prospectuses and are outstanding as of the date of this Prospectus Supplement, constitute a single series of debt securities under the Senior Indenture (as defined below) and will be issued under an Indenture, dated as of September 1, 1984, as amended by the First Supplemental Indenture dated as of April 15, 1986, the Second Supplemental Indenture dated as of June 30, 1987, and the Third Supplemental Indenture dated as of January 23, 1991 (together, the "Senior Indenture"), between the Company and Chemical Bank, as successor Trustee (the "Senior Trustee"). The Subordinated Notes, none of which has been previously issued, will be issued under an Indenture dated as of December 10, 1992 (the "Subordinated Indenture"), between the Company and Marine Midland Bank, as Trustee (the "Subordinated Trustee"). In this Prospectus Supplement, the Senior Indenture and the Subordinated Indenture are referred to as the "Indentures." The Senior Trustee and the Subordinated Trustee are referred to as the "Trustees." The Indentures do not limit the amount of debt securities which can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The terms of Notes, including applicable interest rates, maturity dates and repayment or redemption provisions, may vary as provided in the applicable Pricing Supplement.

                Senior Notes will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company and Subordinated Notes will be subordinated as described under "Description of Notes-Subordination of Subordinated Notes" in the Prospectus. Payment of the principal of the Subordinated Notes may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company or the Bank. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the
Subordinated Notes, including a default in the payment of interest or principal. See "Description of Notes-Events of Default" in the Prospectus.

                  Each Note will mature on a day from 9 months to 12 years from its date of issue (the "Original Issuance Date"), as selected by the initial purchaser and agreed to by the Company ("Stated Maturity"). The Notes will be issuable only in fully registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

                  Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. See "Book-Entry Notes."

                  Payments of principal and premium, if any, and interest payable at the Stated Maturity or at any earlier Redemption Date or Repayment Date (as defined below) on Senior and Subordinated Notes will be made in immediately available funds at the principal corporate trust office of Chemical Bank, as paying agent, in the Borough of Manhattan, The City of New York, or Chemical Trust Company of California, as paying agent, in the City and County of San Francisco, California (each, a "Paying Agent"), provided that the Note is presented to a Paying Agent in time for such Paying Agent to make such payments in such funds in accordance with its normal procedures. For interest payments on Notes of U.S. $5,000,000 or more in principal amount, the holder of such Notes may elect at any time to have payment made in immediately available funds. Interest payments on Notes of less than U.S. $5,000,000 in principal amount will be made in immediately available funds only if agreed to on a case-by-case basis by the Company and otherwise will be made by check mailed on the Interest Payment Date to the registered holder thereof (which, in the case of Book-Entry Notes, will be a nominee of the Depositary), except that interest payments made at any Redemption Date, Repayment Date or at the Stated Maturity will be made as described above. Interest payments on Notes will not be made in immediately available funds unless written instructions have been presented to a Paying Agent at least 15 days prior to the Regular Record Date from and after which a holder has elected to receive payments in immediately available funds. The Notes may be presented for registration of transfer or exchange at the offices or agencies to be maintained by the Company in the City and County of San Francisco, California and in the Borough of Manhattan, The City of New York, State of New York.

FOREIGN CURRENCIES

                  Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a currency, including a composite currency, other than U.S. dollars or if the principal of, premium, if any, or interest on any of the Notes is to be payable at the option of the holder or the Company in a currency, including a composite currency, other than that in which such Note is denominated, the applicable Pricing Supplement will provide additional disclosure pertaining to the terms of such Notes and other matters of interest to the holders thereof.

INTEREST

                  Each Note, except a Zero-Coupon Note (as defined below), will bear interest from the Original Issuance Date or, if later, from the most recent Interest Payment Date to which interest on such Note (or one or more predecessor Notes, in exchange for or upon transfer of which such Note was issued between the Regular Record Date for payment of such interest and such Interest Payment Date) has been paid or duly provided for at the fixed interest rate per annum, or at the interest rate per annum determined pursuant to the interest rate formula, set forth therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes (as defined below) will be April 1 and October 1 and the Interest Payment Dates for the Floating Rate Notes (as defined below) are as set forth below. Interest on a Note will also be paid on the Stated Maturity or on any earlier Redemption Dates or Repayment Dates (but only as to the principal due on such earlier dates). Interest payable on any Note on an Interest Payment Date will be payable to the person in whose name such Note (or one or more predecessor Notes in exchange for or upon transfer of which such Note was issued between the Regular Record Date for payment of such interest and such Interest Payment Date), is registered at the close of business on the Regular Record Date for payment of such interest; provided, however, that interest payable on a Note at Stated Maturity or, if applicable, upon earlier redemption or repayment, will be payable to the person to whom principal is paid. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder at the close of business on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day (as defined below). Unless otherwise indicated in the applicable Pricing Supplement, the Regular Record Dates with respect to the Fixed Rate Notes shall be March 15 and September 15 next preceding the April 1 and October 1 Interest Payment Date.

                  Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect the interest rate or interest rate formula on any Note already issued or as to which an offer to purchase has been accepted by the Company.

                  Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

                  Each Note, except a Zero-Coupon Note, will bear interest at either (a) a fixed rate or rates (a "Fixed Rate Note") or (b) a variable rate or rates determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier (each term as defined below), if specified in the applicable Pricing Supplement. A "Zero Coupon Note" is a Note that provides for the periodic accretion of principal instead of the payment of interest, and that is offered at a discount from the principal amount thereof. A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period;
provided, however, that in no event shall the interest rate on any Floating Rate Note be greater than the maximum interest rate permitted by applicable law. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. "Business Day" means (a) with respect to any Note, any day which is not a Saturday or Sunday and which, in the City of San Francisco or The City of New York, is neither a legal holiday nor a day on which banking institutions are authorized by law or regulation to close, and
(b) with respect to LIBOR Notes only, any such day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Business Day"). "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

                  The applicable Pricing Supplement relating to a Fixed Rate Note will designate the rate of interest per annum payable on such Fixed Rate Note. The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the "Interest Rate Basis") for such Floating Rate Note. The Interest Rate Basis may be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) LIBOR, in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the Certificate of Deposit Rate ("CD Rate"), in which case such Note will be a CD Rate Note, (f) the CMT Rate ("CMT Rate"), in which case such Note will be a CMT Rate Note, (g) the Federal Funds Effective Rate, in which case such Note will be a Federal Funds Rate Note, (h) the Eleventh District Cost of Funds Rate, in which case such Note will be an Eleventh District Cost of Funds Rate Note, or (i) such other interest rate formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify, if applicable: the Spread and/or Spread Multiplier, the Initial Interest Rate (as defined below), the Index Maturity, the Interest Reset Frequency (as defined below), and the maximum or minimum interest rate limitation applicable to such Floating Rate Note. In addition, each Pricing Supplement will define or particularize for each Note the following terms, if applicable:
Interest Payment Dates, Earliest Redemption Date, Repayment Dates, the principal amount, the issue price, the Stated Maturity and any redemption premium.

                  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement (the frequency with which the rate of interest on any Floating Rate Note will be reset is hereinafter called the "Interest Reset Frequency"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week (except as set forth in the penultimate sentence of the second succeeding paragraph below); in the case of Floating Rate Notes which reset monthly (other than Eleventh District Cost of Funds Rate Notes), the third Wednesday of each month or, in the case of Eleventh District Cost of Funds Rate Notes, all of which reset monthly, the first calendar day of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year that are six months apart, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Original Issuance Date to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

                  "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from its Original Issuance Date to the first Interest Reset Date, as indicated in the applicable Pricing Supplement. Interest on Floating Rate Notes will be calculated on the basis of actual days elapsed and a year of 360 days, except that interest on Treasury Rate Notes and CMT Rate Notes will be calculated on the basis of the actual number of days in the year.

                  The Interest  Determination  Date pertaining to
an Interest Reset Date for (a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a Prime Rate Note (the "Prime Rate Interest Determination Date"), (c) a CD Rate Note (the "CD Interest Determination Date"), (d) a CMT Rate Note (the "CMT Rate Interest Determination Date") and (e) a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for an Eleventh District Cost of Funds Rate Note ("the Eleventh District Cost of Funds Rate Interest Determination Date") will be the last working day of the month immediately preceding such Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below under "Eleventh District Cost of Funds Rate Note"). The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. Any of the terms set forth in this paragraph may be varied in a Pricing Supplement.

                  Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly (except for Eleventh District Cost of Funds Rate Notes), on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Eleventh District Cost of Funds Rate Notes, which reset monthly, on the first Business Day of each month or the first Business Day of March, June, September and December as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at any Redemption Date, Repayment Date or Stated Maturity. If an Interest Payment Date with respect to any Floating Rate Note (other than an Interest Payment Date that falls on a Redemption Date or a Repayment Date with respect to the principal amount due and payable on such date, and other than an Interest Payment Date which falls on the Stated Maturity) would otherwise fall on a day that is not a Business Day with respect to such Note, the Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such Business Day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note.

                  Interest payments shall be for the amount of interest accrued to, but excluding, the Interest Payment Date. With respect to any Floating Rate Note, accrued interest from the Original Issuance Date or from the last date to which interest has been paid is calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the Original Issuance Date, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor
(expressed   as  a   decimal   and   rounded   upwards   if  five
one-millionths   or  more  of  a  percentage  point  and  rounded
downwards if less than five one-millionths of a percentage point, if necessary, to the next higher or lower, as the case may be, one hundred- thousandth of a percentage point (e.g., 9.876545% or
 .09876545 being rounded to 9.87655% or .0987655, respectively)) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upwards if five one-millionths or more of a percentage point and downwards if less than five one-millionths of a percentage point, if necessary, to the next higher or lower, as the case may be, one hundred-thousandth of a percentage point) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes, Federal Funds Rate Notes or Eleventh District Cost of Funds Rate Notes, or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes. All dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards). Any of the terms set forth in this paragraph may be varied in a Pricing Supplement.

                  Unless otherwise provided in the applicable Pricing Supplement, the Senior Trustee initially will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes issued under both the Senior Indenture and the Subordinated Indenture. The Company, at a later date, may choose to have the Bank or any other person serve as the Calculation Agent. Upon the request of the registered holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

                  Any payment of principal, premium, if any, or interest required to be made on an Interest Payment Date, any Redemption Date or Repayment Date or at the Stated Maturity of a Fixed Rate Note which is not a Business Day need not be made on such day, and any payment of principal, premium, if any, or interest required to be made on any Redemption Date or Repayment Date or at the Stated Maturity of a Floating Rate Note which is not a Business Day need not be made on such day, but in each such case such payment may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Repayment Date or the Stated Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Repayment Date or the Stated Maturity.

                  Unless otherwise specified in an applicable Pricing Supplement, the "Interest Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of (a) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day, or (b) the Business Day preceding the applicable Interest Payment Date, Redemption Date, Repayment Date or Stated Maturity, as the case may be.

Fixed Rate Notes

                  Each Fixed Rate Note will bear interest from the Original Issuance Date at the annual rate or rates stated on the face thereof. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for a Fixed Rate Note will be April 1 and October 1 of each year. Unless otherwise specified in the applicable Pricing Supplement, the Regular Record Dates for any regular payment of interest on any Interest Payment Date will be the March 15 or September 15, as the case may be (whether or not a Business Day), next preceding such Interest Payment Date. Interest on Fixed Rate Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

Commercial Paper Rate Notes

                  Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if
any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

                  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to each Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper." In the event that such rate is not published prior to 3:00 P.M. New York City time, on the Interest Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Interest Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company) for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate then in effect on such Commercial Paper Interest Determination Date.

                  "Money   Market   Yield"   shall   be  a  yield
(expressed  as a  percentage  rounded  to  the  next  higher  one
hundred-thousandth   of  a  percentage   point)   calculated   in
accordance with the following formula:

                                     D x 360
        Money Market Yield    =   _____________       x  100
                                  360 - (D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Prime Rate Notes

                  Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

                  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Interest Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appear on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen NYMF Page for the Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by three, or two if only two such rates are quoted, major money center banks in The City of New York selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company). If fewer than two such rates appear on the Reuters Screen NYMF Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by three, or two if only two such rates are quoted, substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultant with the Company) to provide such rate or rates; provided, however, that if fewer than two such substitute banks or trust companies selected as aforesaid are quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Prime Rate Interest Determination Date. "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

LIBOR Notes

                  "LIBOR" Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

                  Unless  otherwise  indicated in the  applicable
Pricing  Supplement,  LIBOR will be determined by the Calculation
Agent in accordance with the following provisions:

                           (a) With respect to any LIBOR Interest
                  Determination Date, either, as specified in the applicable Pricing Supplement: (i) the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on the LIBOR Interest
                  Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (ii) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). Unless otherwise indicated in the applicable Pricing Supplement, "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (b) below.

                           (b) With  respect to a LIBOR  Interest
                  Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as described in (a)(i) above, or on which no rate appears on the Telerate Page 3750, as specified in (a)(ii) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date by four major banks ("Reference Banks") in the London interbank market selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company) to prime banks in the London interbank market commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the rates quoted at approximately 11:00
                  A.M.,   New  York  City  time,  on  such  LIBOR
                  Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company) for loans in U.S. dollars to leading European banks having the specified Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the

                  Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR then in effect on such LIBOR Interest Determination
                  Date.

Treasury Rate Notes

                  Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) and will be payable on the dates, specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

                  Unless otherwise indicated in the Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills")
having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities-Treasury Bills/Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on the Interest Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent, rounded to the nearest one hundred-thousandth of a percentage point, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Interest Calculation Date, or if no such auction is held in that particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded to the nearest one hundred-thousandth of a percentage point, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company), for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

CD Rate Notes

                  CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

                  Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not so published by 3:00 P.M., New York City time, on the Interest Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Interest Calculation Date the CD Rate for such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company) for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity indicated in the applicable Pricing Supplement in a denomination of U.S. $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Interest Determination Date.

CMT Rate Notes

                  CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CMT Rate Note and in the applicable Pricing Supplement.

                  Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15. . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the rate for the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such
Reference Dealers selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

                  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

                  "Designated   CMT  Maturity  Index"  means  the
original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement under "Index Maturity" with respect to which the CMT Rate will be calculated. If no such Index Maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

Federal Funds Rate Notes

                  Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

                  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not so published by 3:00 P.M., New York City time, on the Interest Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Effective Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Interest Calculation Date, the Federal Funds Effective Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the rates as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent (which, if other than the Company or the Bank, shall be selected by the Calculation Agent after consultation with the Company); provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on such Federal Funds Interest Determination Date.

Eleventh District Cost of Funds Rate Notes

                  Eleventh District Cost of Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Eleventh District Cost of Funds Rate Note and in the applicable Pricing Supplement.

                  Unless otherwise indicated in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Eleventh District Cost of Funds Rate Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 (as defined below) as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date shall be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

                  "Telerate Page 7058" means the display designated as page "7058" on the Dow Jones Telerate Service (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).


OTHER PROVISIONS; ADDENDA

                  Any provision with respect to the determination or calculation of the interest rate or interest rate formula applicable to any Floating Rate Note, the Interest Payment Dates of any Note or any other variable term of a Note to be issued by the Company may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof or in an Addendum thereto and in the applicable Pricing Supplement.


BOOK-ENTRY NOTES

                  Upon issuance,  all Book-Entry Notes having the
same ranking (senior or subordinated), original issuance date, Interest Payment Dates, redemption or repayment provisions, if any, original issue discount provisions, if any, Stated Maturity and in the case of Fixed Rate Notes, interest rate, or in the case of Floating Rate Notes, Initial Interest Rate, interest rate formula, Index Maturity, Spread and/or Spread Multiplier (if any), minimum interest rate limitation (if any), maximum interest rate limitation (if any) and Interest Reset Dates, will be represented by a single global security ("Global Security"). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes, provided that if the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Security or Securities representing Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have Book-Entry Notes represented by Global Securities and, in such event, will issue Certificated Notes in exchange for all Global Securities representing such Book-Entry Notes.

                  A  further   description  of  the  Depositary's
procedures with respect to Global Securities representing Book-Entry Notes is set forth in the attached Prospectus under "Description of Notes-Global Securities." The Depositary has confirmed to the Company and the Trustees that it intends to follow such procedures.

REDEMPTION OR REPAYMENT

                  A Note is not subject to redemption prior to the Earliest Redemption Date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement. If no Earliest Redemption Date is indicated with respect to a Note, such Note is not redeemable at the option of the Company prior to its Stated Maturity. On and after the Earliest Redemption Date, if any, specified in the applicable Pricing Supplement, the Note will be redeemable at the option of the Company, in whole or from time to time in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000), at the applicable Redemption Price. The "Redemption Price" shall initially be the "Initial Redemption Price" set forth in the applicable Pricing Supplement and shall decline, at each anniversary of the Earliest Redemption Date, to an amount equal to the prior Redemption Price less the "Annual Redemption Price Reduction" indicated in the applicable Pricing Supplement, or if no Initial Redemption Price is set forth in the applicable Pricing Supplement, at 100% of the principal amount to be redeemed (unless otherwise provided in the applicable Pricing
Supplement), together with accrued interest thereon to the Redemption Date. The Company will redeem the specified portion of the principal amount of a Note ("Sinking Fund Amount") on each of the sinking fund redemption dates, if any, set forth in the applicable Pricing Supplement ("Sinking Fund Redemption Dates") together with accrued interest to the applicable Sinking Fund Redemption Date. If no Sinking Fund Amount is set forth in the applicable Pricing Supplement, the Company will not have any obligation to redeem such Note before its Stated Maturity. The Company may reduce the Sinking Fund Amount to be redeemed on any Sinking Fund Redemption Date by subtracting 100% of the principal amount (excluding premium) of any Note owned by the Company and surrendered to the Trustee for cancellation or that the Company has otherwise redeemed or repaid other than pursuant to the second preceding sentence, in each case on or before the applicable Sinking Fund Redemption Date. The Company may so credit the same principal amount of such Note only once. Notice of any redemption will be given not more than 60 nor less than 30 days prior to the Redemption Date. In the event of redemption of any Note in part only, a new Note or Notes of the same series, of like tenor and terms and in authorized denominations, for the unredeemed portion of the Note will be issued in the name of the registered holder of such Note upon the cancellation of such Note. In case of redemption at the option of the Company of less than all of the Senior Notes or Subordinated Notes, as the case may be, at the time outstanding, the Company may, by written notice to the Senior or Subordinated Trustee, as the case may be, direct that Senior Notes or Subordinated Notes, as the case may be, to be redeemed shall be selected from among groups of such Notes having specified tenor or terms, and the Senior or Subordinated Trustee, as the case may be, shall thereafter select the particular Notes to be redeemed in such manner as the Senior or Subordinated Trustee, as the case may be, deems fair, as provided in the Indenture. As used herein, the term "Redemption Date" means any Sinking Fund Redemption Date and any date fixed for redemption of all or any of the Notes at the option of the Company.

                  In addition, the applicable Pricing Supplement will indicate either that the Company will be obligated to purchase a Note at the option of the holder thereof or that the Company will not be so obligated. If the Company will be so obligated, the applicable Pricing Supplement will set forth the date or dates (each a "Repayment Date") and the price or prices at which the applicable Notes will be purchased, in whole or in part, pursuant to such obligation.


                   FEDERAL TAX CONSIDERATIONS

                  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or possible differing interpretations. It deals only with Notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. This discussion does not generally deal with tax consequences to holders other than original purchasers. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

                  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Note that is not a U.S. Holder.

U.S. HOLDERS

Payments of Interest

                  Payments of interest on a Note, including qualified stated interest payments (as defined below), generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's method of accounting for tax purposes).

Original Issue Discount

                  The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). The following summary is based, in part, upon final Treasury regulations issued by the Internal Revenue Service ("IRS") prescribing rules of accounting for original issue discount ("OID Regulations").

                  For United States federal income tax purposes, "original issue discount" is defined as the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of an issue of Notes will generally equal the first price at which a substantial amount of such Notes are sold. The stated redemption price at maturity of a
Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Special rules apply to determine qualified stated interest and original issue discount with respect to debt instruments that provide for stated interest at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate. A "qualified floating rate" is generally any floating rate where variations in such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates (e.g., a multiple of a qualified floating rate),
(ii) either the yield or changes in the price of one or more items of actively traded personal property, (iii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Note is denominated, or (iv) a combination of the rates described in items (i) through (iii). An objective rate is a "qualified inverse floating rate" if the rate is equal to a fixed rate minus a qualified floating rate and the variations in the rate can reasonably be expected to reflect contemporaneous variations in the cost of newly borrowed funds. U.S. Holders should be aware that on December 15, 1994, the IRS released proposed amendments to the OID Regulations which would broaden the definition of an objective rate and would further clarify certain other provisions contained in the OID Regulations. If ultimately adopted, these amendments to the OID Regulations generally would be effective for debt instruments issued 60 days or more after the date on which such proposed amendments are finalized.

                  A U.S. Holder of a Discount Note must include original issue discount in income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's method of accounting for tax purposes. In general, the amount of original issue discount included in income by the initial holder of a Discount Note is the sum of the "daily portions" of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note. The daily portion of original issue discount on any Discount Note is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, holders will generally have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

                  A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

                  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of such Notes.

                  Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be deemed to have been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue original issue discount on Short-Term Notes as income unless the holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, upon election, a constant yield method based on daily compounding) through the date of sale or maturity, and a portion of the deductions otherwise allowable to the holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for federal income tax purposes under the accrual method and certain other holders, including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

                  U.S. Holders may generally, upon election, include in income all interest (including stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

                  Any special United States Federal income tax considerations applicable to a particular Floating Rate Note will be described in the applicable Pricing Supplement.

Market Discount

                  If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or purchases a Discount Note for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

                  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on a Note (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest on the Discount Note) or any gain realized on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

                  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as interest for federal income tax purposes.

Premium

                  If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note.

Disposition of a Note

                  Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and premium amortization deductions taken with respect to such Note. Except as discussed above under "Original Issue Discount" and "Market Discount," such gain or loss generally will be long-term capital gain or loss if the Note has been held for more than one year.

NON-U.S. HOLDERS

                  Subject to the discussion of backup withholding
below, a non-U.S. Holder will generally not be subject to United States federal income taxes or withholding on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended ("Code"). To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

                  Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note. Certain exceptions to this rule may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

                  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

                  Backup withholding of federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption. Compliance with the certification procedures described under "Non-U.S. Holders" above would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

                  In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are satisfied). Such a sale must also be reported by the broker to the IRS unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are satisfied). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

                  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax, provided certain required information is furnished to the IRS.


                      PLAN OF DISTRIBUTION

                  The Notes may be offered by the Company through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., including its affiliate
Lehman  Government   Securities   Inc.,   Morgan  Stanley  &  Co.
Incorporated or Salomon Brothers Inc, as Agents, each of which has agreed to use its best efforts to solicit offers to purchase the Notes. The Company will pay each Agent a commission which, depending on the maturity of the Note, will range from .125% to
 .625% of the principal amount of any Note sold through such Agent. The Company also may sell Notes to any Agent at a discount for resale to purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent, or, if so agreed, at fixed public offering prices. The Company or an affiliate of the Company may sell Notes directly to purchasers on behalf of the Company in those jurisdictions where it is authorized to do so.

                  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in funds immediately available in The City of New York. The Company reserves the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Company or any Agent, if it solicits such offer, may reject any offer to purchase Notes, in whole or in part.

                  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined at the time of sale or, if so agreed, at a fixed public offering price. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (if resold on a fixed public offering price basis), concession and discount may be changed.

                  Each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes. None of the Agents is obligated to do so, however, and any Agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

                  Each Agent may be deemed to be an "Underwriter" within the meaning of the Securities Act of 1933. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under such Act, or to contribute to payments the Agent may be required to make in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

                  Each Agent may engage in transactions with and perform services for the Company in the ordinary course of its business.

                  Warren E.  Buffett,  Chairman of the  Executive
Committee of the Board of Directors of Salomon Inc, the parent of Salomon Brothers Inc, one of the Agents, is the Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. ("Berkshire"). Charles T. Munger, the Vice Chairman of Berkshire, is a member of the Board of Directors of Salomon Inc. According to the most recent information available to the Company at the date of this Prospectus Supplement, Mr. Buffett, his wife, and a trust of which Mr. Buffett is a trustee, but in which he has no economic interest, own approximately 43.8% of the outstanding shares of Berkshire. Berkshire and its subsidiaries own all of the outstanding shares of Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") of Salomon Inc. The Preferred Stock is entitled to 18,421,053 votes, constituting approximately 14.8% of the votes entitled to be cast by the outstanding voting securities of Salomon Inc. The Preferred Stock is convertible into 18,421,053, or approximately 14.8% of the outstanding shares of common stock of Salomon Inc. According to the most recent information available to the Company at the date of this Prospectus Supplement, Berkshire and its subsidiaries also own 6,633,600 shares of common stock of Salomon Inc, representing approximately 5.3% of the votes entitled to be cast by the outstanding voting securities of Salomon Inc, so that Berkshire's total voting percentage including both preferred and common is approximately 20.1%. According to the most recent information available to the Company at the date of this Prospectus Supplement, Berkshire and its subsidiaries own 6,819,218 shares, or approximately 14.1%, of the common stock of the Company. Berkshire has received approval from the Federal Reserve Board to purchase up to 22% of the Company's common stock. Berkshire has made passivity commitments to the Federal Reserve Board which are designed to assure that Berkshire will not exercise or attempt to exercise a controlling influence over the management or policies of the Company or any of its subsidiaries. In addition, Berkshire has granted an irrevocable proxy to the Secretary of the Company to vote Berkshire's shares in accordance with the recommendations of the board of directors of the Company. Salomon Brothers Inc may from time to time own shares of common stock of the Company. Neither Mr. Buffett nor any representative of Berkshire is a director of the Company or any of its subsidiaries.

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   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                     -----------------------



                        TABLE OF CONTENTS
                                                             PAGE
                                                             ____

                      PROSPECTUS SUPPLEMENT

Description of Medium-Term Notes............................ S- 2
Federal Tax Considerations.................................. S-14
Plan of Distribution........................................ S-19

                           PROSPECTUS

Available Information.......................................    2
Incorporation of Certain Documents by
   Reference................................................    2
Wells Fargo & Company.......................................    2
Use of Proceeds.............................................    3
Summary Financial Data......................................    4
Description of Notes........................................    6
Description of Preferred Stock..............................   12
Description of Depositary Shares............................   17
Description of Capital Stock................................   20
Plan of Distribution........................................   21
Legal Opinions..............................................   21
Experts.....................................................   22

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                         $2,335,000,000






        [WFC LOGO of stagecoach pulled by team of horses]


                        MEDIUM-TERM NOTES
                               AND
                    SUBORDINATED MEDIUM-TERM
                         NOTES, SERIES B
                      DUE FROM 9 MONTHS TO
                   12 YEARS FROM DATE OF ISSUE

                     -----------------------


                      PROSPECTUS SUPPLEMENT

                     -----------------------






                       MERRILL LYNCH & CO.
                         CS FIRST BOSTON
                      GOLDMAN, SACHS & CO.

                         LEHMAN BROTHERS
                      MORGAN STANLEY & CO.
                          INCORPORATED
                      SALOMON BROTHERS INC




                         August 24, 1995

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